Exhibit 10.1
COVANTA HOLDING CORPORATION
TSR AWARD AGREEMENT
THIS AGREEMENT is made and entered into as of this ___ day of __________, 201_ (the “Grant Date”) by and between Covanta Holding Corporation, a Delaware corporation (the “Company”), and ______________________________ (“Employee”), pursuant to the Covanta Holding Corporation Equity Award Plan for Employees and Officers (the “Plan”). This Agreement and the award contained herein are subject to the terms and conditions set forth in the Plan, which are incorporated by reference herein, and the following terms and conditions:
WITNESSETH:
WHEREAS, Employee is an employee of the Company or its Affiliates or Subsidiaries;
WHEREAS, the Company has adopted the Plan in order to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management and other eligible persons and to encourage and reward their contributions to the Company's and/or its Affiliates' and Subsidiaries' performance and profitability;
WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Company's Board of Directors (the “Board”) authorized an objectively-determinable performance-based award (the “TSR Award”) measuring the Company's total shareholder return (defined and measured in accordance with paragraph 2.1(b) below, the “TSR”) to Employee pursuant to Section 18(g) of the Plan, which is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986;
WHEREAS, the Compensation Committee has determined that it is in the best interests of the Company to grant TSR Performance Shares (as hereinafter defined) under the Plan to Employee pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, Employee is entrusted with knowledge of the confidential and proprietary information and particular business methods of the Company, Covanta Energy Corporation and their respective Subsidiaries and Affiliates (“Covanta Group”) and the clients of the Covanta Group, and Employee is trained and instructed in the Covanta Group's particular operations, all of which are exceptionally valuable to the Covanta Group and vital to the success of the Covanta Group's business.
NOW, THEREFORE, in consideration of the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.TSR Award. In accordance with, and subject to, the terms and conditions of the Plan, the Company hereby grants to Employee ___________ restricted stock units (“TSR Target Share Amount”) payable in shares of the Company's common stock, par value $0.10 per share (“Common Stock”) for the period commencing as of January 1, 2013 and ending December 31, 2015 (“Performance Period”). Issuance and payment of the award in the form of shares of Common Stock of the Company (the “TSR Performance Shares”) is conditioned and dependent upon Employee's continued employment during the Performance Period and the achievement of performance goals reflected in the Company's TSR relative to the TSR of the Peer Group Companies (as hereinafter defined) more fully described in Section 2 hereof. If the Company issues or otherwise delivers TSR

Performance Shares to Employee, the Company shall also pay to Employee the amount of cash determined under Section 3 (the “TSR Dividend Equivalent Cash Award”).
2.TSR Award Performance Conditions. It is understood and agreed that this TSR Award is subject to the following terms and conditions:
1.Determination of TSR Performance Shares.
(a)The number of the TSR Performance Shares, if any, earned for the Performance Period shall be determined in accordance with the following formula:
TSR Performance Shares = TSR Payout Factor X TSR Target Share Amount
The “TSR Payout Factor” is based on the Company's TSR for the Performance Period relative to the TSR for each of the Peer Group Companies (as hereinafter weighted and defined), determined in accordance with the following table:

If Company's TSR Percentile Rank against the Peer Group Companies is	TSR Payout Factor (% of Target Award)
less than the 40th percentile	—%
at the 40th percentile	25%
at the 50th percentile	50%
at the 70th percentile	100%
at the 90th percentile or higher	200%

(b)TSR is equal to the sum of the cumulative percentage change in stock price from the beginning to the end of the Performance Period, plus the assumed reinvestment of all regular and extraordinary dividends over the Performance Period. For purposes of this Agreement, the stock price at the beginning of the Performance Period will be the average closing stock price over the trading days in the two months immediately preceding the start of the Performance Period (November and December 2012), and the stock price at the end of the Performance Period will be the average closing stock price over the trading days in the last two months of the Performance Period (November and December 2015).
(c)The “Peer Group Companies” shall mean the group composed of companies in the following indices (or their successors as determined in the sole discretion of the Compensation Committee if any of such indices are no longer maintained prior to the end of the Performance Period) as of both the date of this Agreement and as of the last date of the Performance Period: (i) Dow Jones U.S. Waste & Disposal Services Index; (ii) Dow Jones U.S. Conventional Electricity Index; and (iii) Standard & Poor's Mid-Cap 400 Index.
(d)The Company's “TSR Percentile Rank,” shall mean the percentile rank of the Company based on its TSR compared to the TSRs of the Peer Group Companies, with rankings based on their respective TSR's from lowest to highest as follows: (i) Dow Jones U.S. Waste & Disposal Services Index; (ii) Dow Jones U.S. Conventional Electricity Index; and (iii) Standard & Poor's Mid-Cap 400 Index.
(e)If the Company's TSR Percentile Rank for the Performance Period is between any of the percentiles between the 40th percentile and the 90th percentile set forth in first column of the table set forth in Section 2.1(a) above, then the calculation of the TSR Payout Factor shall be linearly interpolated between the respective TSR Percentile Ranks and TSR Payout Factors set forth in the table set forth in Section 2.1(a) above. Interpolation calculations of TSR Percentile Rank and TSR Payout Factor shall be carried out to the third decimal place.
(f)The Company's TSR Percentile Rank shall be measured with respect to each of indices set forth in Section 2.1(d) above and TSR Payout Factor determined with respect to the Company's TSR Percentile Rank for each index and then weighted as follows for purposes of determining the number of TSR Performance Shares to be issued hereunder: (i) Dow Jones U.S. Waste & Disposal Services Index - 25%; (ii) Dow Jones U.S. Conventional Electricity Index - 25%; and (iii) Standard & Poor's Mid-Cap 400 Index - 50%.
2.Employment Condition. Except as set forth in Section 2.3 below, vesting of the TSR Award is expressly conditioned upon Employee being continuously employed by the Company or any of its Subsidiaries or Affiliates during the entire Performance Period, including without limitation, the last day of the Performance Period.
3.Effect of Termination of Employment. Except as otherwise provided below, if Employee's employment with the Company or any of its Subsidiaries or Affiliates, is terminated for any reason prior to the end of the Performance Period, the TSR Award shall be immediately forfeited.
(a)Termination due to Death or Disability. If Employee's termination of employment is due to death or Disability (as defined in the Plan), the TSR Award shall vest and will be issuable at the time and in the form as provided in Section 4.1 hereof based on the Company's TSR for the entire Performance Period relative to the TSR for each of the Peer Group Companies (as weighted in accordance with Section 2.1(d)) for the entire Performance Period.
(b)Termination due to Retirement or Termination by the Company for Other than Cause. If Employee's termination of employment is due to Employee's retirement at or after the age of 65 (unless such retirement results from a termination of Employee's employment by the Company for Cause (as such term is defined in the Plan)) or if Employee's employment is terminated by the Company (or a Subsidiary or Affiliate of the Company, as the case may be) for reasons other than Cause (as determined by the Compensation Committee), a prorated portion of the TSR Award shall vest pursuant to Section 2.3(c) below, and will be payable at the time and in the form as provided in Section 4.1 hereof. For purposes of this Section 2.3(b), Employee shall be considered employed during any period in which Employee is receiving severance pay, and the date of the termination of Employee's employment shall be the last day of any such severance pay period.
(c)Prorated Vesting upon Retirement or Termination by the Company for Other than Cause. The prorated portion of the TSR Award that vests due to termination of Employee's employment due to retirement or termination by the Company for reasons other than Cause shall be determined by multiplying (i) the TSR Performance Shares that would have been vested based on the Company's TSR for the entire Performance Period relative to the TSR for each of the Peer Group Companies (as weighted in accordance with Section 2.1(d)) for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of days that Employee was continually employed since the beginning of the Performance Period and the denominator of which is 1,095. For this purposes, full months of employment shall be based on monthly anniversaries of the commencement of the Performance Period.
(d)Change in Control Event. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control (as hereinafter defined) during the Performance Period, (i) a prorated portion of the TSR Award shall vest based on actual performance through the date of the Change in Control (such prorated portion to be determined as provided below in this Section 2.3(d)) and shall be paid within 30 days following the date of the Change in Control and (ii) the remaining portion of the TSR Award (such remaining portion to be determined as provided below in this Section 2.3(d)) shall vest and shall be paid within 30 days following the date of the Change in Control. The prorated portion of the TSR Award that vests pursuant to subpart (i) in the prior sentence due to the Change in Control shall be determined by multiplying (A) the TSR Performance Shares as calculated in accordance with Section 2.1(a) and determined based on the Company's TSR relative to the TSR for each of the Peer Group Companies and weighted in accordance with Section 2.1(d) based on TSR performance for the period beginning January 1, 2013 and ending on the date preceding the date on which the Change in Control occurs (the “Prorated Period”), by (B) a fraction, the numerator of which is the number of calendar days in the Prorated Period and the denominator of which is 1,095. The remaining portion of the TSR Award that vests pursuant to subpart (ii) in the first sentence of this Section 2.3(d) due to the Change in Control shall be determined by multiplying

(A) the TSR Target Share Amount by (B) a fraction, the numerator of which is the number of calendar days remaining in the Performance Period as of the date of the Change in Control (including day of the Change in Control) and the denominator of which is 1,095. The Company also shall pay to Employee a TSR Dividend Equivalent Cash Award based on such number of TSR Performance Shares earned by Employee pursuant to this Section 2.3(d).
(e)Change in Control Definition. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any “Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) the Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.
(f)Covanta Energy Corporation. In the event that Employee is an employee of Covanta Energy Corporation or any of its Subsidiaries or Affiliates, then the references to the Company in Section 2.3(e)(i), (iii), (iv), (v) and (vi) above shall also include, in the alternative, Covanta Energy Corporation.
(g)Continuing Director Definition. For purposes of Section 2.3(e), “Continuing Directors” shall mean the members of the Board on the date of execution of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director; and the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.
3.TSR Dividend Equivalent Cash Awards. The amount of the TSR Dividend Equivalent Cash Award shall be determined by multiplying the number of TSR Performance Shares earned by Employee as determined under Section 2 above by the total amount of dividends paid per share of the Company's Common Stock for which the ex-dividend date occurred after the beginning of the Performance Period and before the Payment Date or Change in Control Payment Date (as those terms are defined in Section 4.2), as applicable.
4.Confirmation and Payment.
1.Determination of TSR Performance Shares. Following the end of the Performance Period, the Compensation Committee shall determine and confirm: (a) the TSR attained by the Company and its relative ranking against the Peer Group Companies, subject to the weighting set forth in Section 2.5; (b) the TSR Payout Factor for TSR Performance Shares; (c) the number of TSR Performance Shares earned which shall be issuable to Employee; and (d) the amount of the TSR Dividend Equivalent Cash Award payable to Employee. Prior to such meeting, the Company shall provide to the Compensation Committee, in reasonable detail, the calculation of the Company's TSR, the TSR Payout Factor, the number of TSR Performance Shares issuable to Employee and the amount of the TSR Dividend Equivalent Cash Award payable to Employee, which information shall be available to Employee upon request after the Payment Date (as hereinafter defined). The number of TSR Performance Shares earned shall be rounded to the nearest whole share.
2.Issuance of TSR Performance Shares and Payment of TSR Dividend Equivalent Cash Awards. As soon as practicable in the calendar year following the close of the Performance Period (but not later than March 15) (the “Payment Date”) and subject to applicable tax withholding as provided in Section 5 hereof, the TSR Dividend Equivalent Cash Award shall be paid to Employee, or in the event of Employee's death, to Employee's beneficiary. Promptly after the Payment Date, certificates representing the TSR Performance Shares determined in accordance with Section 4.1 shall be delivered to Employee or to Employee's beneficiary, as applicable. Notwithstanding the foregoing, in the event that Employee is prohibited from trading in the Company's securities on the Payment Date pursuant to applicable securities laws and/or the Company's policy on securities trading and disclosure of confidential information, the Payment Date shall be, in the determination of the Compensation Committee, the first date Employee is no longer prohibited from such trading. Notwithstanding the terms of this Section 4.2, if a Change in Control occurs before the end of the Performance Period, then, subject to applicable tax withholding, the TSR Dividend Equivalent Cash Award shall be paid to Employee and the TSR Performance Shares shall be issued to Employee in accordance with the timing set forth in Section 2.3(d) (the “Change in Control Payment Date”).
5.Tax Withholding. As a condition precedent to the receipt of any TSR Performance Shares as provided for in Section 4.2, Employee agrees to pay to the Company, at such times as the Company shall determine, such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Employee recognizes pursuant to the issuance to Employee of the TSR Performance Shares. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Employee. In addition, Employee may elect, unless otherwise determined by the Compensation Committee, to satisfy the withholding requirement by having the Company withhold first TSR Dividend Equivalent Cash Awards and, if such amount is insufficient to pay the full amount of the withholding tax, TSR Performance Shares with a Fair Market Value (as hereinafter defined), as of the date of such withholding, sufficient to satisfy the withholding obligation. For purposes of this Section 5, the “Fair Market Value” of a TSR Performance Share shall be equal to the closing market price of the Common Stock on the last trading day immediately preceding the Payment Date or the Change in Control Payment Date, as applicable.
6.Changes in Capital Structure.
1.If, during the term of this Agreement, there shall be any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, rights offering or extraordinary distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Compensation Committee shall make or cause to be made an appropriate and equitable substitution, adjustment or treatment with respect to the TSR Performance Shares, including a substitution or adjustment in the aggregate number or kind of shares subject to this Agreement. Any securities, awards or rights issued pursuant to this Section 6.1 shall be subject to the same restrictions, if any, as the underlying TSR Performance Shares to which they relate.
2.If the outstanding Common Stock of the Company is hereafter converted into or exchanged for all of the outstanding Common Stock of a corporation (the “Parent Successor”) as part of a transaction (the “Transaction”) in which the Company becomes a wholly-owned subsidiary of Parent Successor, then (a) the obligations under this Agreement shall be assumed by Parent Successor and references in this Agreement to the Company shall thereafter generally be deemed to refer to Parent Successor, (b) Common Stock of Parent Successor shall be issued in lieu of Common Stock of the Company under this Agreement, (c) the performance measured pursuant to Section 2.1 of this Agreement shall be the continuous performance of the Company prior to the Transaction and Parent Successor after the Transaction, (d) employment by the Company for purposes of this Agreement shall include employment by either the Company or Parent Successor, and (e) the TSR Dividend Equivalent Cash Awards under Section 4 of this Agreement shall be based on dividends paid on the Common Stock of the Company prior to the Transaction and Parent Successor after the Transaction.
7.Return and/or Forfeiture of Performance-Based Payments or Awards. Notwithstanding any other provision in this Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, and in the event any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements. This Section 7 shall survive any expiration or termination of this Agreement for any reason.
8.Registration. This grant is subject to the condition that if at any time the Board or Compensation Committee shall determine, in its discretion, that the listing of the TSR Performance Shares which may be issued hereunder on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of the TSR Performance Shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Compensation Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.
9.No Right to Employment. In no event shall the granting of the TSR Performance Shares or the other provisions hereof or the acceptance of the TSR Performance Shares by Employee interfere with or limit in any way the right of the Company, an Affiliate or Subsidiary to terminate the Employee's employment at any time, nor confer upon Employee any right to continue in the employ of the Company, an Affiliate or Subsidiary for any period of time or to continue his or her present or any other rate of compensation.
10.Noncompetition; Nonsolicitation; Confidential Information, etc. Employee hereby acknowledges that, during and solely as a result of Employee's employment by the Company or its Subsidiaries or Affiliates, Employee has received and will continue to receive special training and education with respect to the operations of such entity(ies) and access to confidential information and business and professional contacts, all of which is exceptionally valuable to the Covanta Group and vital to the success of the Covanta Group's business and other related matters. In consideration of such special and unique opportunities afforded to Employee as a result of Employee's employment and the grant of TSR Performance Shares, Employee hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by the Company and Covanta in entering into this Agreement and as a condition to the grant of the TSR Performance Shares. Employee acknowledges and agrees that each of the individual provisions of this Section 10 constitutes a separate and distinct obligation of Employee to the Covanta Group, individually enforceable against Employee.
1.Covenant Not to Compete. During the period Employee is employed by Company or its Subsidiary and for a period following Employee's termination of employment for any reason, equal to ___[INSERT PERIOD]________, Employee shall not, without the consent of the Board, in any form or any manner, directly or indirectly, on Employee's own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Exchange Act, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of the Covanta Group within the United States and any foreign country in which the Covanta Group conducts any aspect of the Business during the term of this Agreement. For purposes of this Agreement, the term “Business” shall mean the development, ownership and/or operation of businesses engaged in waste-to-energy and other renewable energy facilities, waste management and/or waste procurement. Notwithstanding the foregoing, after termination of Employee's employment for any reason, Employee shall be permitted to work for any business that owns and operates independent power generation projects or that provides services to competitors or customers of the Covanta Group, so long as such business, as determined in the good faith judgment of the Board, does not compete with the Covanta Group.
2.Covenant Not to Solicit Employees. During the period Employee is employed by the Company or its Subsidiary and for a period following Employee's termination of employment for any reason, equal to [INSERT PERIOD] , Employee agrees and covenants that he shall not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Covanta Group (whether for Employee's own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employee of the Covanta Group to work for Employee, any affiliate of Employee or any competitor of the Covanta Group, nor shall Employee otherwise attempt to interfere (to the Covanta Group's detriment) in the relationship between the Covanta Group and any such employees.
3.Covenant Not to Solicit Customers. During the period Employee is employed by Company or its Subsidiary and for a period following Employee's termination of employment for any reason, equal to [INSERT PERIOD] , Employee agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of the Covanta Group for the purpose of competing with the Business. For purposes of this Agreement, the term “Customer” shall mean and refer to each person, entity, municipality or other governmental entity that has a contract with or is actively being solicited by the Covanta Group to deliver waste, receive services or purchase energy during the period of Employee's employment hereunder.
4.Covenant of Confidentiality. At any time during the term of Employee's employment with the Company or its Subsidiary (pursuant to this Agreement or otherwise), and for a period of five (5) years after the termination of Employee's employment with the Company or its Subsidiary, as applicable, for any reason, Employee shall not, except in furtherance of the Business of the Covanta Group or otherwise with the prior authorization of the Company, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Employee's employment), or utilize for Employee's personal benefit or for the benefit of any competitor of the Covanta Group any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of any member of the Covanta Group or which are licensed by any member of the Covanta Group, any financial data or lists of actual or potential customers or suppliers (including contacts thereat) of the Covanta Group, and any information regarding the contracts, marketing and sales plans, which is not generally known to the public through legitimate origins of the Covanta Group. The parties hereto each acknowledge and agree that such Confidential Information is extremely valuable to the Covanta Group and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Employee or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that Employee has provided to the Company and Covanta reasonable prior notice of such request and the Company or Covanta has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential

Information shall no longer be deemed Confidential Information for purposes of this Agreement, but Employee shall continue to be bound by the terms of this Agreement as to all other Confidential Information.
5.Return of Property. Upon termination of Employee's employment for any reason, Employee shall promptly deliver to the Company or its Subsidiary all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Covanta Group's Customers, marketing strategies, products or processes which contain any Confidential Information.
6.Assignment of Inventions. Any and all writings, inventions, improvements, processes, procedures and/or techniques now or hereafter acquired, made, conceived, discovered or developed by Employee, either solely or jointly with any other person or persons, whether or not during working hours and whether or not at the request or upon the suggestion of the Company or its Subsidiaries or Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Covanta Group, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company or its Subsidiaries or Affiliates, as applicable. Employee shall make full disclosure to the Company or its Subsidiaries or Affiliates of all such writings, inventions, improvements, processes, procedures, techniques, or any other material of a proprietary nature, including, without limitation, any ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or other intellectual property whether or not patentable or copyrightable and specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (collectively, “Inventions”), made, conceived or first reduced to practice by Employee solely or jointly with others while employed by the Company or its Subsidiaries or Affiliates and which relate to or result from the actual or anticipated business, work, research or investigation of the Covanta Group or which are suggested by or result from any task assigned to or performed by Employee for the Covanta Group; and Employee shall do everything necessary or desirable to vest the absolute title thereto in the Company or its Subsidiaries or Affiliates, as applicable. Employee shall write and prepare all descriptions, specifications and procedures regarding the Inventions as may be required by the Company or its Subsidiaries or Affiliates to protect the Company's or its Subsidiaries' or Affiliates' rights in and to the Inventions, and otherwise aid and assist the Company or its Subsidiaries or Affiliates so that the Company or its Subsidiaries or Affiliates can prepare and present applications for copyright or letters patent therefor and can secure such copyright or letters patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company or its Subsidiaries or Affiliates shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee will, at the Company's or its Subsidiaries or Affiliates request, execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Company or its Subsidiaries or Affiliates. The Company's or its Subsidiaries' or Affiliates' rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination Employee's employment. Employee agrees to lend such assistance as he or she may be able, at the Company's or its Subsidiaries' or Affiliates' request in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Company or its Subsidiaries or Affiliates to be reasonably necessary. The Company, in its sole discretion, may agree to pay Employee a reasonable fee to defray any costs or time incurred by Employee in providing such assistance. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
7.Equitable Remedies. In the event that Employee breaches any of the terms or conditions set forth in this Section 10 (collectively, the “Restrictive Covenants”), Employee stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of the Company and/or its Subsidiaries or Affiliates and that damages, if any, and remedies at law for such breach would be inadequate. The Company and/or its Subsidiaries or Affiliates shall therefore be entitled to seek for and receive from any court of competent jurisdiction a temporary restraining order, preliminary and permanent injunctive relief and/or an order for specific performance to protect its rights and interests and to restrain any violation of this Agreement and such further relief as the court may deem just and proper, each without the necessity of posting bond. Following judgment or other final determination by such court, the non-prevailing party in such proceeding shall pay the costs and expenses (including court costs and reasonable attorneys' fees) of the prevailing party. The Company and/or its Subsidiaries or Affiliates may elect to seek such remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Company and/or its Subsidiaries or Affiliates from seeking any remedies in another situation. Such action by the Company and/or its Subsidiaries or Affiliates shall not constitute a waiver of any of its rights.
8.Continuing Obligation. During Employee's employment and upon termination of Employee's employment for any reason the obligations, duties and liabilities of Employee pursuant to Sections 10.1, 10.2, 10.3, 10.4 and 10.5 of this Agreement are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in this Agreement to the contrary, the parties hereto agree that in the event, and at the moment, Employee breaches any of the terms, duties or obligations contained in Sections 10.1, 10.2, 10.3, and 10.4 of this Agreement, all of the TSR Performance Shares which have not vested, will immediately be cancelled and forfeited.
11.Construction.
1.No Rights of Stockholder. The TSR Award (including any associated TSR Performance Shares) represents the Company's unfunded and unsecured promise to issue shares of Common Stock, at a future date subject to the terms of this Agreement. Employee has no rights with respect to the TSR Award other than rights of a general creditor of the Company. Employee shall not have any of the rights of a stockholder with respect to unvested TSR Performance Shares.
2.Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs and successors, except as expressly herein otherwise provided.
3.Entire Agreement; Modification. This Agreement contains the entire understanding between the parties with respect to the matters referred to herein. Subject to Section 16(c) of the Plan, this Agreement may be amended by the Board or Compensation Committee at any time.
4.Capitalized Terms; Headings; Pronouns; Governing Law. Capitalized terms used and not otherwise defined herein are deemed to have the same meanings as in the Plan. The descriptive headings of the respective sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to modify or construe the provisions which follow them. Any use of any masculine pronoun shall include the feminine and vice-versa and any use of a singular, the plural and vice-versa, as the context and facts may require. The construction and interpretation of this Agreement shall be governed in all respects by the laws of the State of Delaware.
5.Notices. Each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11.5. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 445 South Street, Morristown, New Jersey 07960 (attention: Chief Financial Officer), with a copy to the Secretary of the Company or to such other designee of the Company. Each notice to Employee shall be addressed to Employee at Employee's address shown below.

6.Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.
7.Counterpart Execution. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute the entire document.

COVANTA HOLDING CORPORATION By: Title
Accepted this day of , 201_.
EMPLOYEE'S ADDRESS: